Exhibit 23.2

17506 Colima Rd, Suite 101, Rowland Heights, CA 91748

(714) 234-5980

www.bcrgcpas.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Mobilewalla Holdco Inc. and Subsidiaries

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Mobilewalla Holdco Inc. and Subsidiaries of our report dated June 4, 2026 on our audit of the financial statements of Mobilewalla Holdco Inc. and Subsidiaries as of December 31, 2025 and December 31, 2024 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period December 31, 2025 and December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

Rowland Heights, CA

October 16, 2026